Exhibit 99.1

ERHC Appoints Non-Executive Directors

Houston, April 25, 2005- ERHC Energy Inc. ("ERHC" or the “Company") (OTCBB:ERHE - News) announced today the appointment of Howard F. Jeter and Andrew C. Uzoigwe as non-executive directors.

Howard F. Jeter retired with the rank of Career Minister from the State Department in 2003 after a 27-year career in the Foreign Service. Ambassador Jeter is the immediate past US Ambassador to Nigeria. He also served as Deputy Assistant Secretary of State for African Affairs, State Department Director for West Africa, President Clinton's Special Envoy for Liberia, and Ambassador to Botswana. Ambassador Jeter was Deputy Chief of Mission and later Charge d'Affaires in Lesotho and Namibia. He also had multi-year assignments in Tanzania and Mozambique

Ambassador Jeter has been the recipient of numerous awards, including the Presidential Meritorious Service Award, Superior Honor Awards, and several Performance Awards. He received the Bennie Trailblazer Award from Morehouse College and the International Peace and Justice Award from the Rainbow Coalition. Ambassador Jeter is a member of the Council on Foreign Relations, the American Foreign Service Association, and Phi Beta Kappa.

He earned his Bachelor of Arts Degree, with Honors, from Morehouse College and Masters Degrees in International Relations, Comparative Politics, and African Studies from Columbia University and UCLA.

He is currently the Executive Vice President of GoodWorks International, an international consulting and business advisory group, Chairman of the Advisory Committee on Africa, US Export - Import Bank and a board member of Africare and Africa Action.

Dr. Uzoigwe started his career with Dow Chemical Company where he held various senior positions in its Walnut Creek Research Center and in its Specialty Chemicals Production Facility in Pittsburgh, California. He joined the Nigerian National Petroleum Corporation (NNPC) in 1981. During his tenure at NNPC, Dr. Uzoigwe held several senior technical and management positions, including Chief Engineer and Project Coordinator (Petrochemicals), Group General Manager (R&D Division), and Managing Director of NNPC’s Refining and Petrochemicals subsidiaries. In 1999 he was appointed the Group Executive Director (Exploration and Production), a position he held until he retired from NNPC in 2002.

Dr. Uzoigwe has also served in the Governing Boards of Raw Material Research and Development Council, National Management Agency. He has traveled extensively on numerous professional and official assignments on behalf of NNPC and the Nigerian Government.

Dr. Uzoigwe is a Registered Professional Mechanical Engineer and a Registered Professional Chemical Engineer in the State of California. He is also a fellow of the Nigerian Society of Chemical Engineers and a Fellow of the Polymer Institute of Nigeria.

Dr. Uzoigwe has BSc (Mechanical Engineering) and Master of Business Administration degrees from University of California at Berkley. He also holds MSc and PhD degrees in Petroleum and Chemical Engineering from Stanford University, California.

Both appointments became effective on April 21, 2005.

About ERHC

ERHC Energy Inc. is an independent oil and gas company focused on exploration in the Gulf of Guinea offshore West Africa. ERHC’s corporate office is located in Houston, Texas. For more information, visit the ERHC’s website at www.erhc.com.

Contact:
ERHC, Houston
John Coleman, 713-626-4700